Exhibit 99.2
First-Quarter 2011 Results—Supplemental Information
Oilfield Services
1)	What were multiclient sales in the first quarter of 2011? Multiclient sales, including transfer fees, were $160 million in the first quarter of 2011.

2)	What was the WesternGeco backlog at the end of the first quarter of 2011?
WesternGeco backlog, which is based on signed contracts with customers, was approximately $900 million at the end of the first quarter of 2011.
Schlumberger Limited
3)	What were the Schlumberger pretax and after-tax returns-on-sales for the first quarter of 2011 excluding charges?
The Schlumberger pretax return on sales, excluding charges, was 14.6% for the first quarter of 2011 versus 16.7% for the fourth quarter of 2010.

The Schlumberger after-tax return on sales, excluding charges, was 11.2% for the first quarter of 2011 versus 12.8% for the fourth quarter of 2010.

4)	What was the Schlumberger Net Debt† at the end of the first quarter of 2011?
Net debt was $4.0 billion at March 31, 2011—$1.4 billion higher than at the end of the previous quarter primarily due to an increase in working capital requirements as well as stock repurchases of $844 million and capital expenditures of $769 million during the quarter.

†Net Debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity.

5)	What was included in “Interest and other income, net” for the first quarter of 2011? “Interest and other income, net” for the first quarter of 2011 consisted of the following:

($millions)
Equity in net earnings of affiliated companies	$21
Interest Income	10

$31
6)	How did interest income and interest expense change during the first quarter of 2011?
Interest income of $10 million was flat sequentially. Interest expense of $73 million increased $12 million sequentially.

7)	Why was there a difference between the consolidated Schlumberger pretax income and the total pretax income of Oilfield Services and Distribution?
The difference consisted of such items as corporate expenses and interest income and interest expense not allocated to the segments, as well as interest on postretirement medical benefits, stock-based compensation expense and the amortization expense associated with intangible assets recorded in connection with the Smith merger.

8)	What was the effective tax rate (ETR), excluding charges, for the first quarter of 2011?
The ETR for the first quarter of 2011 was 23.6% compared to 23.1% in the prior quarter, excluding charges in both periods.

The ETR for full-year 2011 is expected to be in the mid twenties, although some volatility may be experienced in the ETR on a quarterly basis primarily due to the geographic mix of earnings.

9)	What is the capex guidance for 2011? Schlumberger capex is expected to approach $4 billion for the full-year 2011. Capex in 2010 was $2.91 billion.

10)	How has the segment reporting changed in the first quarter of 2011?
Beginning with the first quarter of 2011, Schlumberger’s primary reporting is based on the three Product Groups: Reservoir Characterization, Drilling and Reservoir Production. These three groups comprise what is now referred to as “Oilfield Services”. In addition, we now report our Distribution business as a separate and distinct segment. When referring to geographic results, they will reflect the results of all three of the Groups, including the legacy Smith Oilfield and M-I SWACO businesses. Furthermore, the results of WesternGeco are also now included in both the Group and Geographic results and are no longer reported separately. The Distribution business, which is predominantly North American-centric, is not included in the geographic results.

All prior period amounts have been restated to conform to the new structure.

D)	Non-GAAP Financial Measures
In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:
( Stated in millions except per share amounts )

	First Quarter 2011
			Noncont		Diluted
	Pretax	Tax	Interest	Net	EPS

Net income attributable to Schlumberger, as reported	$1,238	$295	$(1)	$944	$0.69

Merger and integration costs	34	6	—	28	0.02

Net income attributable to Schlumberger, excluding charges	$1,272	$301	$(1)	$972	$0.71

	First Quarter 2011
		Before
	GAAP	Charges

Pretax return on sales	14.2%	14.6%
After tax return on sales	10.8%	11.2%
Effective tax rate	23.8%	23.6%
( Stated in millions except per share amounts )

	Fourth Quarter 2010
			Noncont		Diluted
	Pretax	Tax	Interest	Net	EPS (*)

Net income attributable to Schlumberger, as reported	$1,335	$290	$2	$1,043	$0.76

Inventory fair value adjustments	115	42	—	73	0.05
Merger related employee benefits	16	4	—	12	0.01
Professional fees & other	17	1	—	16	0.01
Repurchase of bonds	32	12	—	20	0.01

Net income attributable to Schlumberger, excluding charges	$1,515	$349	$2	$1,164	$0.85

(*)	Does not add due to rounding.

	Fourth Quarter 2010
		Before
	GAAP	Charges

Pretax return on sales	14.7%	16.7%
After tax return on sales	11.5%	12.8%
Effective tax rate	21.8%	23.1%

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This document, the first-quarter 2011 earnings release and other statements we make contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); the integration of both Smith and Geoservices; the anticipated benefits of those transactions; oil and natural gas demand and production growth; oil and natural gas prices; operating margins; Schlumberger’s effective tax rate; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, current global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; pricing erosion; seasonal factors; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; continuing operational delays or program reductions as of result of the recently-lifted drilling moratorium in the Gulf of Mexico; the inability to successfully integrate the merged Smith and Geoservices businesses and to realize expected synergies, the inability to retain key employees; and other risks and uncertainties detailed in our first quarter 2011 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.
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